Exhibit 99.1

Tesco Corporation Reports Record Q4 Revenue with Q4 2011 and Full Year 2011 Results

For Immediate Release

Trading Symbol:
"TESO" on NASDAQ

February 23, 2012

Houston, Texas--Tesco Corporation ("TESCO" or the "Company") today reported net income for the quarter ended December 31, 2011, of $11.5 million or $0.29 per diluted share. This compares to net income of $1.2 million, or $0.03 per diluted share, for the fourth quarter of 2010. Net income was $3.8 million, or $0.10 per diluted share, for the third quarter of 2011, which included $1.0 million, net of tax, for foreign exchange losses. Revenue was $163.1 million for the quarter ended December 31, 2011, compared to revenue of $113.5 million for the comparable period in 2010 and $127.0 million for the third quarter of 2011.

Net income was $27.0 million or $0.69 per diluted share for the year ended December 31, 2011, compared to $7.0 million or $0.18 per diluted share for 2010. Revenue was $513.0 million for the year ended December 31, 2011, compared to revenue of $378.7 million for 2010. Operating income was $42.5 million for the year ended December 31, 2011, compared to operating income of $15.3 million for 2010.

Commentary

Julio Quintana, TESCO's Chief Executive Officer, commented, "We are pleased with the strong finish to 2011. The fourth quarter of 2011 was a record quarter for revenue and the highest quarterly operating income in over three years. Most of our product lines experienced double digit revenue and operating income growth from the fourth quarter 2010 and the third quarter 2011. Further, we ended the quarter with a record backlog of 74 units with a potential revenue value of $91.1 million. Today, our backlog stands at 74 units. With the momentum demonstrated in the fourth quarter and improvements in our operating efficiency, we are excited about the opportunities in 2012."

Summary of Results ( in millions of U.S. $) Unaudited
	Quarter 4		Quarter 3	Year Ended December 31,
	2011	2010	2011	2011	2010
Revenue:
Top Drives:
Sales	$61.3	$30.8	$35.3	$152.6	$85.6
Rental services	32.7	31.7	35.1	135.7	109.2
Aftermarket sales and service	18.0	14.5	13.2	56.4	49.2
	112.0	77.0	83.6	344.7	244.0
Tubular Services:
Proprietary	35.7	26.9	30.9	120.3	100.7
Conventional	10.4	5.7	7.2	30.8	21.2
	46.1	32.6	38.1	151.1	121.9

CASING DRILLING™	5.0	3.9	5.3	17.2	12.8
Total revenue	$163.1	$113.5	$127.0	$513.0	$378.7

Operating Income (Loss):
Top Drives	$25.4	$21.5	$20.6	$88.8	$62.8
Tubular Services	8.3	1.2	4.3	16.7	8.2
CASING DRILLING™	(2.7))	(3.6))	(2.8))	(12.4))	(11.6))
Research and Engineering	(3.2))	(3.2))	(4.0))	(12.5))	(9.1))
Corporate/Other	(10.1))	(10.0))	(9.7))	(38.1))	(35.0))
Total operating income	$17.7	$5.9	$8.4	$42.5	$15.3
Net income	$11.5	$1.2	$3.8	$27.0	$7.0
Earnings per share (diluted)	$0.29	$0.03	$0.10	$0.69	$0.18
Adjusted EBITDA(a) (as defined)	$29.4	$17.0	$17.7	$85.7	$56.9
________________________

(a)	See explanation of Non-GAAP measure below

Q4 2011 Financial and Operating Highlights

Top Drives Segment

•
Revenue from the Top Drive segment for Q4 2011 was $112.0 million, an increase of 34% from revenue of $83.6 million in Q3 2011, primarily due to an increase in the number of units sold during Q4 2011.  Revenue for Q4 2010 was $77.0 million.

◦ Top Drive sales for Q4 2011 included 46 units (41 new, 4 used and 1 consignment), compared to 27 units (all new) sold in Q3 2011 and 24 units sold in Q4 2010 (23 new and 1 used).
◦ Operating days for the Top Drive rental fleet were 6,973 for Q4 2011 compared to 7,398 in Q3 2011 and 6,931 for Q4 2010.
◦ Revenue from after-market sales and service for Q4 2011 was $18.0 million, an increase of 36% from revenue of $13.2 million in Q3 2011. Revenue was $14.5 million in Q4 2010.

•
Our Top Drive operating margins were 23% in Q4 2011, a decrease from 25% in Q3 2011 and 28% in Q4 2010.  The decrease from Q3 2011 is primarily due to the mix of income earned within the Top Drive segment, the mix of new top drive models delivered in Q4, significantly higher repairs and maintenance costs in the top drive rental fleet and an increase in allowance for doubtful accounts in Venezuela.

•
At December 31, 2011, Top Drive backlog was 74 units, with a total potential value of $91.1 million, compared to 68 units at September 30, 2011, with a potential value of $73.6 million.  This compares to a backlog of 25 units at December 31, 2010, with a potential value of $33.0 million.  Today, our backlog stands at 74 units.

Tubular Services Segment

•
Revenue from the Tubular Services segment for Q4 2011 was $46.1 million an increase of 21% from revenue of $38.1 million in Q3 2011.  Revenue was $32.6 million in Q4 2010.  Revenue increased from prior periods due to increased demand from customers in the shale resource regions in the United States and Canada and sales of CDS™ equipment of $2.3 million while no sales were made in prior periods.  In addition, increased international demand for our tubular services has resulted in increased job counts at higher margins. Job count was lower primarily in North America. We performed 865 proprietary casing running jobs in Q4 2011 compared to 958 in Q3 2011 and 823 in Q4 2010.  We remain focused on converting the market to running casing with our proprietary CDS™ technology.

•
Operating income in the Tubular Services segment for Q4 2011 was $8.3 million, compared to $4.3 million in Q3 2011 and $1.2 million in Q4 2010.  The increase from prior periods is due to improved margin for proprietary and conventional offerings, increased MCLRS work, and sales of CDS™ equipment. Our Tubular Services operating margins increased to 18% for Q4 2011, up from 11% in Q3 2011 and 4% in Q4 2010.

 CASING DRILLING™ Segment

•
CASING DRILLING™ revenue in Q4 2011 was $5.0 million, compared to $5.3 million in Q3 2011 and $3.9 million in Q4 2010.  The increase from the same period last year is due to the completion of jobs under multi-well contracts, primarily outside of North America, and an increase in the number of jobs performed.

•
Operating loss was $2.7 million in our CASING DRILLING™ segment for Q4 2011, compared to a loss of $2.8 million in Q3 2011. Operating loss was $3.6 million in Q4 2010.  The improvement from the same period last year is due to the flow through of incremental direct margin from increased activity.

Other Segments and Expenses

•
Corporate costs for Q4 2011 were $10.1 million, compared to $9.7 million for Q3 2011 and $10.0 million in Q4 2010.  Total selling, general and administrative costs in Q4 2011 were $13.8 million compared to $12.1 million in Q3 2011 and $13.1 million in Q4 2010.  Corporate costs increased from prior periods due to increased employee compensation and benefit expenses as we increased headcount to meet increased business activity.

•
Research and engineering costs for Q4 2011 were $3.2 million, compared to $4.0 million in Q3 2011 and to $3.2 million in Q4 2010. We continue to invest in the development, commercialization and enhancements of our proprietary technologies.

•
Foreign exchange gain was $0.2 million in Q4 2011 compared to a loss $1.7 million in Q3 2011 and $0.8 million in Q4 2010. The fluctuation in foreign exchange gain/loss is primarily due to the valuation of the U.S. dollar compared to the Russian ruble and several Latin American currencies.

•
Our effective tax rate for Q4 2011 was 34% compared to 41% in Q3 2011 and 77% in Q4 2010. Our effective tax rate for Q4 2010 consisted of a $1.9 million valuation allowance adjustment established on foreign subsidiary net operating losses.

Financial Condition

•
At December 31, 2011, cash and cash equivalents were $23.1 million, compared to $60.6 million at December 31, 2010.  During 2011, we used cash to purchase and build capital equipment and to purchase inventory to meet our growing top drive backlog, forecasted demand for top drive rental fleet additions, and forecasted customer demand for new CDS™ tools and AMSS parts. Additionally, we acquired Premiere Casing Services - Egypt SAE, a private tubular services company located in Egypt, with $17 million of cash consideration.

•
Total capital expenditures were $14.0 million in Q4 2011, compared to $14.6 million in Q3 2011 and $15.1 million in Q4 2010.  We project our total capital expenditures for 2012 to be between $60 million and $70 million, based on current market conditions.

2011 Financial and Operating Highlights

Top Drives Segment

•
Revenue from the Top Drive segment for 2011 was $344.7 million, an increase of 41% from revenue of $244.0 million for 2010, primarily due to an increase in the number of units sold during 2011 coupled with an increase in the number of Top Drive rental days during the year.

◦ Top Drive sales for 2011 were 115 units (106 new, 5 used and 4 consignment), compared to 69 units (61 new and 8 used) sold in 2010.
◦ Operating days for the Top Drive rental fleet were 28,280 for 2011 compared to 23,972 in 2010.  The improvement from 2010 was primarily due to a larger top drive rental fleet and an increase in rental activity in North America.

•
Operating income from the Top Drive segment for 2011 of $88.8 million increased 41% from operating income of $62.8 million for 2010, primarily due to revenue factors discussed above, which flowed through to our operating margin as benefits derived from economies of scale were realized.

Tubular Services Segment

•
Revenue from the Tubular Services segment for 2011 was $151.1 million, an increase of 24% from revenue of $121.9 million for 2010, primarily due to increased demand from customers in the shale resource regions in the United States and Canada as well as increased international demand. Additionally, Tubular Services revenue for 2011 included $2.3 million of revenue for CDS equipment sales to one customer while no CDS equipment sales were made during 2010.

•	We performed a total of 3,557 proprietary casing running jobs in 2011, compared to 3,173 in 2010.

•
Operating income from the Tubular Services segment for 2011 of $16.7 million increased 103% from operating income of $8.2 million in 2010. The increase from prior period is due to improved margin for proprietary and conventional offerings, increased MCLRS work, and sales of CDS™ equipment. In addition, our 2010 results were negatively affected by bidding and pricing pressure in U.S. as the Gulf of Mexico workforce displaced by the Deepwater Horizon explosion and the resulting drilling moratorium was competing for on-shore work.

 CASING DRILLING™ Segment

•
Revenue from the CASING DRILLING™ segment for 2011 was $17.2 million an increase of 33% from revenue of $12.8 million for 2010, primarily due to increased demand for our CASING DRILLING services, specifically in Latin America, the Middle East and the Asia Pacific region.

•
Operating loss from the CASING DRILLING™ segment for 2011 of $12.4 million increased 7% from a loss of $11.6 million for 2010, primarily due to significant customer delays in the first half of 2011, which caused increased staffing and other costs while waiting for the scheduled jobs to commence.

Other Segments and Expenses

•
Corporate costs for 2011 were $38.1 million an increase of 9% from corporate costs of $35.0 million for 2010, primarily due to increased payroll and benefit expense from increased headcount and increased expenses for travel, depreciation, advertising and marketing and other administrative costs resulting from expanded operations to meet increased demand for our products and services. These increases were partially offset by decreased legal expenses incurred in 2011. Total selling, general and administrative costs for 2011 were $49.2 million an compared to $47.1 million in 2010, primarily due to the same items noted above.

•
Research and engineering costs for 2011 were $12.5 million an increase of 38% compared to 2010 of $9.1 million.  During 2011, we incurred $1.9 million of drilling and refurbishment costs for a liner drilling test well that was successfully demonstrated to customers.

•
Our effective tax rate for 2011 was 35% compared to 49% for 2010. Our effective tax rate for 2010 included of a $1.9 million valuation allowance adjustment established on foreign subsidiary net operating losses.

Conference Call

The Company will conduct a conference call to discuss its results for the fourth quarter and year-end 2011, February 24, 2012 at 10:00 a.m. Central Time.  Individuals who wish to participate in the conference call should dial US/Canada (877) 312-5422 or International (253) 237-1122 approximately five to ten minutes prior to the scheduled start time of the call. The conference ID for this call is 49018436.  The conference call and all questions and answers will be recorded and made available until March 31, 2012. To listen to the recording, call (855) 859-2056 or (404) 537-3406 and enter conference ID 49018436. The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. TESCO CASING DRILLING® is a registered mark in the United States. CASING DRILLING® is a registered mark in Canada and CASING DRILLING™ is a trademark in the United States. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Julio Quintana (713) 359-7000
Bob Kayl (713) 359-7000
Tesco Corporation

Non-GAAP Measure - Adjusted EBITDA (as defined below)

(in millions of U.S. $)	Quarter 4		Quarter 3	Year Ended December 31,
	2011	2010	2011	2011	2010
Net income under U.S. GAAP	$11.5	$1.2	$3.8	$27.0	$7.0
Income tax expense (benefit)	5.9	3.8	2.7	14.3	6.8
Depreciation and amortization	10.4	9.7	9.6	38.5	36.1
Interest expense, net	0.2	0.3	0.1	(1.1))	0.6
Stock compensation expense (non-cash)	1.4	2.0	1.5	7.0	6.4
Adjusted EBITDA	$29.4	$17.0	$17.7	$85.7	$56.9

Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest) and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

Caution Regarding Forward-Looking Information; Risk Factors

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this press release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available at www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and at www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K to be filed for the year ended December 31, 2011 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
(in millions, except earnings per share)
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Revenue	$163.1	$113.5	$513.0	$378.7
Operating expenses
Cost of sales and services	128.4	91.3	408.8	307.2
Selling, general and administrative	13.8	13.1	49.2	47.1
Research and engineering	3.2	3.2	12.5	9.1
	145.4	107.6	470.5	363.4
Operating income	17.7	5.9	42.5	15.3
Interest expense (income), net	0.2	0.3	(1.1))	0.6
Other expense, net	0.1	0.6	2.3	0.9
Income before income taxes	17.4	5.0	41.3	13.8
Income taxes	5.9	3.8	14.3	6.8
Net income	$11.5	$1.2	$27.0	$7.0
Earnings per share:
Basic	$0.30	$0.03	$0.71	$0.19
Diluted	$0.29	$0.03	$0.69	$0.18
Weighted average number of shares:
Basic	38.4	37.9	38.2	37.8
Diluted	38.9	38.5	38.9	38.3

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$23.1	$60.6
Accounts receivable, net	117.7	73.0
Inventories	111.8	59.2
Other current assets	41.2	33.2
Current assets	293.8	226.0
Property, plant and equipment, net	203.1	182.7
Goodwill	32.7	29.4
Other assets	19.6	16.8
	$549.2	$454.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long term debt	$2.8	$—
Accounts payable	57.4	23.8
Accrued and other current liabilities	63.2	46.0
Income taxes payable	2.3	3.4
Current liabilities	125.7	73.2
Other liabilities	2.4	1.1
Long-term debt	3.8	—
Deferred income taxes	4.5	4.9
Shareholders' equity	412.8	375.7
	$549.2	$454.9